UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2022

THE OLB GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52994	13-4188568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Park Avenue, Suite 1700, New York, NY	10166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 278-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OLB	Nasdaq Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2022, the Board of Directors (the “Board”) and Compensation Committee of the Board of The OLB Group, Inc. (the “Company” or “OLB”) approved an employment agreement with Mr. Ronny Yakov (the “Yakov Agreement”) and an employment agreement with Mr. Patrick Smith (the “Smith Agreement”). The Yakov Agreement maintains Mr. Yakov’s role as the Company’s Chief Executive Officer through December 31, 2027 and extended for one-year terms thereafter. The Smith Agreement maintains Mr. Smith’s role as the Company’s Vice President, Finance unless terminated or upon his resignation.

The Yakov Agreement increases Mr. Yakov’s base salary to $750,000.00 and he will continue to be eligible for insurance coverages and benefits available to the Company’s employees pursuant to the terms of such plans. Mr. Yakov will also receive a $490,000 bonus for acquisitions closed by the Company in 2020 and 2021 and he will be eligible to receive an acquisition bonus equal tot two percent (2%) of the gross purchase price paid in connection with a future acquisition. Mr. Yakov shall be eligible to receive an annual bonus of Three Hundred Thousand Dollars ($300,000) based on performance criteria established by the Board. In addition, on an annual basis, Mr. Yakov shall receive options to purchase up to 200,000 shares of common stock of the Company at an exercise price of $0.001 per share.

The Yakov Agreement also states that, if Mr. Yakov’s employment is terminated without cause or he voluntarily terminates his employment for good reason, he will continue to receive his base salary for the remainder of the term along with all earned bonuses. In the event the termination is in connection with Mr. Yakov’s death, disability or bankruptcy of the Company, he will receive the pro rata amount of his base salary through the termination date and all bonuses earned through the termination date.

The Smith Agreement increases Mr. Yakov’s base salary to $350,000.00 and he will continue to be eligible for insurance coverages and benefits available to the Company’s employees pursuant to the terms of such plans. Mr. Smith shall be eligible to receive an annual bonus of One Hundred Fifty Thousand Dollars ($150,000) based on performance criteria established by the Committee. In addition, Mr. Smith shall receive options (the “Options”) to purchase up to 275,000 shares of common stock of the Company at an exercise price of $0.001 per share. The Options vest equally over five years at the rate of one-fifth (1/5th) beginning on the anniversary of the Effective Date of the Agreement.

The Smith Agreement also states that, if Mr. Smith’s employment is terminated without cause or he voluntarily terminates his employment for good reason, he will continue to receive his base salary for the remainder of the term along with all earned bonuses. In the event the termination is in connection with Mr. Smith’s death, disability or bankruptcy of the Company, he will receive the pro rata amount of his base salary through the termination date and all bonuses earned through the termination date.

The foregoing description of the Yakov Agreement and Smith Agreement is not intended to be complete and is qualified in its entirety by reference to the Employment Agreement with Mr. Yakov and Employment Agreement with Mr. Smith attached to this Current Report as Exhibit 10.1 and 10.2 and incorporated by reference into this Item 5.02.

There is no arrangement or understanding between Mr. Yakov and any other person pursuant to which he was selected as Chief Executive Officer. In addition, there are no familial relationships between Mr. Yakov and any director or executive officer of the Company, and Mr. Yakov has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

There is no arrangement or understanding between Mr. Smith and any other person pursuant to which he was selected as Vice President, Finance. In addition, there are no familial relationships between Mr. Smith and any director or executive officer of the Company, and Mr. Smith has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement by and between the Company and Ronny Yakov

10.2	Employment Agreement by and between the Company and Patrick Smith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2022

THE OLB GROUP

By:	/s/ Ronny Yakov
Name: Title:	Ronny Yakov Chief Executive Officer

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